Exhibit 5.1

LEHMAN & EILEN LLP.

Mission Bay Office Plaza

Suite 300

20283 State Road 7

Boca Raton, FL 33498
Tel: (561) 237-0804

Fax: (561) 237-0803

December 31, 2008

The Board of Directors

China Qinba Pharmaceuticals, Inc.

24th Floor, Building A, Zhengxin Mansion,

No. 5 of 1st Gaoxin Road, Hi-Tech Development Zone

Xi’an City

People’s Republic of China

Re:

Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by China Qinba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares of the Company’s common stock (the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Lehman & Eilen LLP

Lehman & Eilen LLP